Exhibit (j)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the Registration Statement No. 811-06440 on Form N-1A of Fidelity Aberdeen Street Trust, of our report dated May 21, 2004 appearing in the Annual Reports to Shareholders of Fidelity Advisor Freedom 2005 Fund, Fidelity Advisor Freedom 2010 Fund, Fidelity Advisor Freedom 2015 Fund, Fidelity Advisor Freedom 2020 Fund, Fidelity Advisor Freedom 2025 Fund, Fidelity Advisor Freedom 2030 Fund, Fidelity Advisor Freedom 2035 Fund, Fidelity Advisor Freedom 2040 Fund, and Fidelity Advisor Freedom Income Fund, for the year ended March 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
May 27, 2004